Todd Shipyards Corporation Announces Annual Financial Results for April 3, 2005

VIA FACSIMILE	CONTACT: SUMMER O'CONNOR
TOTAL PAGES - 5	SHAREHOLDER RELATIONS
(206) 623-1635 Ext. 106

SEATTLE, WASHINGTON...June 79, 2005...Todd Shipyards Corporation (the "Company") announced financial results for the fiscal year and fourth quarter ended April 3, 2005.

For the fiscal year, the Company reported net income of $9.0 million or $1.62 per diluted share on revenue of $134.0 million. For the quarter ended April 3, 2005, the Company reported net income of $4.0 million or $0.72 per diluted share on revenue of $44.0 million. The results for the fourth quarter were impacted favorably by the high volume of Navy and submarine work.

In the prior fiscal year ended March 28, 2004, the Company reported net income of $4.0 million or $0.72 per diluted share on revenue of $147.8 million. For the quarter ended March 28, 2004, the Company reported a net income of $2.5 million or $0.45 per diluted share on revenue of $41.9 million. The results for the fourth quarter were impacted favorably by the high volume of Navy work. Net income was also higher by 1.1 million for the quarter and for the year due to the resolution in the fourth quarter of certain income tax contingencies that were established in previous years.

For the fiscal year ended April 3, 2005 the Company reported income before income taxes of $12.9 million. For the quarter ended April 3, 2005 the Company reported income before income taxes of $5.5 million. For the fiscal year ended March 28, 2004 the Company reported income before income taxes of $4.5 million. For the quarter ended March 28, 2004, the Company reported income before income taxes of $2.2 million. As previously mentioned, the increase in income before income taxes for the fourth quarter ended April 3, 2005 was impacted favorably by the high volume of Navy and submarine work. For the fiscal year ended April 3, 2005, the increase in income before income taxes is primarily attributable to increased Navy volumes as a percentage of overall work, new submarine work, favorable margins on commercial ship repair work and reduced overhead expenses. Also contributing to the full year increase in income before income taxes over the prior fiscal year was the absence of the non-recurring, non-cash charge of $2.5 million booked in fiscal year 2004 arising from the provision for anticipated workers compensations claims costs due to the bankruptcy of one of the Company's previous insurance carriers.

The Company's fiscal year 2005 revenue of $134.0 million reflects a decrease of $13.8 million, or 9.3% from fiscal year 2004 levels, while fourth quarter revenue of $44.0 million reflects an increase of $2.1 million, or 4.9% compared to fiscal year 2004 fourth quarter results. Revenue for the full year decreased primarily due to the impact of the reduced volume of commercial work, partially offset by higher Navy volumes and new submarine work. The revenue increase experienced in the fourth quarter of fiscal year 2005 is primarily due to the higher volume of Navy and submarine work.

For the fiscal year ended April 3, 2005, the Company reported operating income of $11.9 million. For the quarter then ended, the Company reported operating income of $5.2 million. For the preceding fiscal year ended March 28, 2004, the Company reported operating income of $2.2 million. For the quarter ended March 28, 2004, the Company reported operating income of $1.7 million. The increase in operating income for the fiscal year, as previously mentioned, was primarily attributable to the volume Navy work as a percentage of revenue, new submarine work, improved margins on commercial ship repair work and reduced overhead expenses. The prior fiscal year's results were also reduced by the $2.5 million non-cash charge arising from the provision for anticipated workers compensations claims costs due to the bankruptcy of one of the Company's previous insurance carriers. The increase in operating income for the quarter ended April 3, 2005, as compared to the prior fiscal year, is primarily due to the increased volume of Navy and submarine work and the absence of the aforementioned non-cash charge.

The Company reported investment and other income of $1.0 million, as well as a net loss on the sale of available-for-sale securities of $8 thousand for the fiscal year ended April 3, 2005. For the quarter then ended, the Company had investment and other income of $0.3 million and no net gain on the sale of available-for-sale securities. In the prior year period ended March 28, 2004, the Company had a net gain in investment and other income of $1.7 million, and a net loss on the sale of available-for-sale securities of $0.6 million for the fiscal year. For the quarter then ended March 28, 2004, the Company had investment and other income of $0.2 million and a net gain on the sale of available-for-sale securities of $0.2 million. The decrease in investment and other income reported in fiscal year 2005 is primarily attributable to market conditions that were less favorable during fiscal year 2005 as compared to fiscal year 2004 as was the quarter to quarter decrease. The decrease in net gains on the sale of available-for-sale securities reported for fiscal year and quarter ended April 3, 2005 is also primarily attributable to market conditions that were less favorable during fiscal year 2005 as compared to fiscal year 2004.

For the fiscal year ended April 3, 2005, the Company recorded federal income tax expense of $3.9 million. For the quarter then ended, the Company recorded a federal income tax expense of $1.5 million. In the preceding fiscal year and fourth quarter ended March 28, 2004 the Company recorded $0.5 million federal income tax expense and a federal income tax benefit of $0.3 million, respectively.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements contained in this Release which are not historical facts or information are "forward-looking statements." Words such as "believe," "expect," "intend," "will," "should," and other expressions that indicate future events and trends identify such forward-looking statements. These forward-looking statements involve risks and uncertainties, which could cause the outcome to be materially different than stated. Such risks and uncertainties include matters which relate directly to the Company's operations and properties and are discussed in the Company's filings with the Securities & Exchange Commission, as well as general economic risks and uncertainties. The Company cautions that any forward-looking statement reflects only the belief of the Company or its management at the time the statement was made. Although the Company believes such forward-looking statements are based upon reasonable assumptions, such assumptions may ultimately prove to be inaccurate or incomplete. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement was made.

The results of operations are as follows:

TODD SHIPYARDS CORPORATION
AUDITED CONSOLIDATED STATEMENTS OF INCOME
Periods ended April 3, 2005 and March 28, 2004
(in thousands of dollars, except per share data)
	Quarter Ended		Year Ended
	4/03/05	3/28/04	4/03/05	3/28/04

Revenue	$ 43,969	$ 41,918	$134,037	$147,794

Operating expenses:
Cost of revenue	30,045	31,121	87,286	107,758
Administrative and manufacturing
overhead expenses	8,753	9,067	34,821	38,115
Provision for environmental reserve	-	-	125	-
Other - Insurance settlements	(15)	(19)	(102)	(245)
Total operating expenses	38,783	40,169	122,130	145,628

Operating income	5,186	1,749	11,907	2,166

Investment and other income	327	216	962	1,717
Gain (loss) on sales of
available-for-sale securities	-	226	(8)	619

Income before income taxes	5,513	2,191	12,861	4,502
Income tax expense (benefit)	1,502	(345)	3,868	470

Net income	$ 4,011	$ 2,536	$ 8,993	$ 4,032

Net income per common share:
Diluted	$0.72	$0.45	$1.62	$0.72

Number of shares used in the
calculation of earnings per share
(thousands)	5,580	5,627	5,566	5,569

A copy of the Company's financial statements for the year ended April 3, 2005 will be filed with the Securities & Exchange Commission as part of its Annual Report on Form 10-K. The Company's Form 10-K should be read in conjunction with this earnings report.

TODD SHIPYARDS CORPORATION
AUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
Periods ended April 3, 2005 and March 28, 2004
(in thousands of dollars)
	Year Ended
	04/03/05	3/28/04
ASSETS
Cash and cash equivalents	$ 3,823	$ 1,328
Securities available-for-sale	34,964	30,682
Accounts receivable, net	17,664	7,630
Insurance receivable - current	14,328	13,500
Other	16,850	17,690
Total Current Assets	87,629	70,830

Property, plant and equipment, net	27,333	28,244
Deferred pension asset	28,127	28,725
Insurance receivable	9,401	15,748
Other long-term assets	3,961	4,355
Total Assets	$156,451	$147,902

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accruals
including taxes payable	$ 22,430	$ 17,012
Environmental and other reserves - current	14,328	13,500
Other	4,676	3,956
Total Current Liabilities	41,434	34,468

Environmental and other reserves	12,408	18,511
Accrued post-retirement benefits	14,957	15,791
Other non-current	8,845	7,761
Total Liabilities	77,644	76,531

Total stockholders' equity	78,807	71,371
Total liabilities and stockholders' equity	$156,451	$147,902

A copy of the Company's financial statements for the year ended April 3, 2005 will be filed with the Securities & Exchange Commission as part of its Annual Report on Form 10-K. The Company's Form 10-K should be read in conjunction with this balance sheet information.